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                              [REPTRON LETTERHEAD]

                       13700 Reptron Blvd. o Tampa, FL 33626-3046 o 813.854.2351

Contact:  Paul J. Plante
          President and Chief Operating Officer
          (813) 854-2351
          pplante@reptron.com

                       REPTRON ELECTRONICS, INC. ANNOUNCES
         AGREEMENT TO SELL DISTRIBUTION DIVISION; FIRST QUARTER RESULTS
                                  RELEASE DATE

Tampa, Florida, May 19, 2003 -- Reptron Electronics, Inc. (Nasdaq: REPT), an electronic manufacturing supply chain services company, today reported that it has signed a definitive agreement to sell the assets (other than accounts receivable) and business of its electronic components distribution division to Jaco Electronics, Inc. (Nasdaq: JACO). The purchase price is approximately $10,400,000 and will be paid by way of assumption of identified liabilities and payment of cash at closing. It is anticipated that the cash portion will approximate $5,600,000. The cash proceeds realized will be used to reduce Reptron's secured indebtedness owed to Congress Financial Corporation (Florida). There remain a number of conditions precedent to closing that must be either satisfied or waived by Reptron and Jaco prior to the closing, and there further remain a number of third party consents to the transaction, which if not obtained may prevent the closing from occurring. Provided all of the conditions are either waived or satisfied, and the required consents obtained, Reptron expects the transaction to close before the end of May 2003.

Reptron's distribution division recorded net sales of $109 million in 2002, or about 34% of Reptron's total net sales. The division recorded an operating loss of $17.3 million in 2002, approximately 95% of the Reptron's total operating loss. Reptron Electronics, Inc. will continue to operate its Reptron Manufacturing Services, Reptron Memory Module and Reptron Display & Systems Integration divisions. These business units collectively recorded 2002 net sales of $211 million and incurred a 2002 operating loss of $932,000.

"The sale of our electronic component distribution business is an important part of our strategy to restore profitable operating results for Reptron Electronics, Inc. We look forward to focusing

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our efforts in the electronic manufacturing services business going forward,"
stated Paul Plante, Reptron's President and Chief Operating Officer.

Plante continued "We believe our distribution customers and suppliers will be well served by Jaco Electronics, Inc. We are grateful for the effort and hard work extended by the current and past employees of our distribution business. We offer sincere thanks to these partners for their support and hope they experience great success in the future."

First Quarter Results and conference call

Reptron Electronics plans to report first quarter results on May 20, 2003. The Company will hold a live Web cast of its conference call on May 21, 2003 at 2:30 p.m. (EST) to discuss its first quarter 2003 results.

If you would like to participate on the Web cast, please go to the home page of the Reptron Electronics Web site, www.reptron.com, 10 minutes before 2:30 p.m.
(EST), on May 21, 2003. A replay of this Web cast will be accessible for 30 days after the call at the Reptron Electronics corporate Web site, www.reptron.com.

About Reptron

Reptron Electronics, Inc. is a leading electronics manufacturing supply chain services company providing distribution of electronic components, custom logistics and supply chain management services, engineering services, electronics manufacturing services and display integration services. Reptron Distribution is authorized to sell over 30 vendor lines of semiconductors, passive products and electromechanical components and offers a variety of custom logistics and supply chain management services. Reptron Manufacturing Services offers full electronics manufacturing services including complex circuit board assembly, complete supply chain services and manufacturing engineering services to OEMs in a wide variety of industries. Reptron Display and System Integration provides value-added display design engineering and system integration services to OEMs. For more information, please access www.reptron.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of
1995:

Certain of the above statements contained in this press release, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: failure of any of the required consents to the transaction not being obtained, or are granted subject to conditions that are unacceptable to either party to the transaction, failure of any one of the conditions precedent to closing being either satisfied or waived, commencement of bankruptcy proceedings, commencement of litigation seeking to enjoin the transaction, exercise of availability remedies by either the Holders of the Company's 6 3/4% Subordinated Convertible Notes ("Notes") or the Trustee under that certain Indenture dated August 5, 1997 pursuant to which the Notes were issued as a result of the

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Company's continuing default of the Notes and the Indenture, exercise by
Congress Financial Corporation (Florida) as Agent ("Congress") under that certain Loan and Security Agreement, as amended ("Loan Agreement") with the Company in the event the conditions of its consent to this transaction fail, exercise by Congress of remedies available to it as a result of the continuing default of the Company under the Loan Agreement, business conditions and growth in the Company's industry and in the general economy; competitive factors; risks due to shifts in market demand; risks inherent with predicting revenue and earnings outcomes; uncertainties involved in implementing improvements in the manufacturing process; the ability of the Company to complete and integrate acquisitions; and the risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. The words "believe," "estimate," "expect," "intend," "anticipate," "plan," "appears," and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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